Exhibit 16.1

September 25, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 22, 2017 of Shore Bancshares, Inc. and are in agreement with the statements contained therein in regards to Dixon Hughes Goodman LLP. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland